Exhibit 16.1

April 8, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated April 3, 2025, of National Healthcare Corporation, and are in agreement with the statements contained in paragraphs 3 through 5 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

Nashville, Tennessee